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                      STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                              As Amended April 27, 2000

1. PURPOSE. This Stock Option Plan for Non-Employee Directors (the "Director Plan") is intended to attract and retain the services of experienced and knowledgeable independent directors of Michael Foods, Inc. (the "Company") for the benefit of the Company and its shareholders and to provide additional incentive for such directors to continue to work for the best interest of the Company and its shareholders.

2. STOCK SUBJECT TO THE DIRECTOR PLAN. There are reserved for issuance upon the exercise of options granted under the Director Plan 150,000 shares of common stock (the "Shares") of the Company. Such Shares may be authorized and unissued shares of common stock. If any option granted under the Director Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject thereto shall again be available for the purpose of issuance upon the exercise of options granted under the Director Plan.

3. ADMINISTRATION. The Director Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have plenary authority to interpret the Director Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option grants or agreements (which shall comply with the terms and conditions of the Director Plan) and to make all other determinations necessary or advisable for the administration of the Director Plan. The Board's determination in all matters shall be final.

4. ELIGIBILITY. Each director of the Company who is not otherwise an employee of the Company and who has not been an employee of the Company or any of its subsidiaries for a period of at least one year prior to the date of grant of an option under the Director Plan shall automatically be granted an option to purchase 5,000 Shares immediately upon first being elected as a director of the Company. Thereafter, each then current director shall be granted an additional option to purchase 1,500 Shares upon each anniversary of their election to the Board. Only options which do not qualify as "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended, shall be granted under the Director Plan.

5. OPTION GRANTS. (a) The purchase price of the Shares under each option granted under the Director Plan shall be not less than 100% of the fair market value of the stock at the time such option is granted. Fair market value shall mean the final reported price of the Company's Shares as quoted on the National Association of Securities Dealers Automated Quotation System
- National Market System (NASDAQ-NMS) for the date of grant, or if no quotation is available, at the fair market value as established by the Board.

(b) Options shall become fully exercisable on the date of grant. The term of each option shall be ten years from the date of grant thereof.

(c) Upon exercise, the option price is to be paid in full in cash, or at the discretion of the Board, in Shares owned by the optionee having a fair market value on the date of exercise equal to the aggregate option price, or at the discretion of the Board, in a combination of cash and Shares. For purposes of this paragraph, the market value of Shares tendered to exercise an option shall be the mean of the high and low reported sales prices of the Shares on the


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NASDAQ-NMS on the exercise date; if the Shares are not traded on the exercise date, the fair market value on such date shall be determined under Treasury Regulations Section 20.2031-2.

(d) Nothing in the Director Plan or in any option granted pursuant to the Director Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate the optionee's services as a director at any time.

(e) In the event that an individual to whom an option has been granted under the Director Plan dies while such option remains unexercised, the option theretofore granted to the optionholder may be exercised by the personal representative of the optionholder at any time during the term that the option could have been exercised by the optionee.

6. TRANSFERABILITY AND SHARE RIGHTS OF HOLDERS OF OPTIONS. No option granted under the Director Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and the option may be exercised, during the lifetime of the holder thereof, only by the holder. However, an optionee may request, and the Compensation Committee of the Board may grant, the transfer of an option to a member of an optionee's immediately family or to a trust to benefit persons who constitute an optionee's immediate family. The holder of an option shall have none of the rights of a shareholder until the Shares subject thereto have been registered in the name of the person or persons exercising such option on the transfer books of the Company upon such exercise.

7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provision of the Director Plan, the number and class of Shares subject to the options and option prices of the options covered thereby shall be proportionally adjusted in the event of changes in the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, accommodations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends and, in the event of any such change in the outstanding Shares, the aggregate number and class of Shares available under the Director Plan shall be appropriately adjusted by the Board.

8. AMENDMENTS AND TERMINATION. Unless the Director Plan shall theretofore have been terminated as hereinafter provided, the Director Plan shall terminate on, and no awards of options shall be made after, December 31, 2002. The Director Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors of the Company may also terminate the Director Plan at any time or may modify or amend the Director Plan in such respects as it shall deem advisable in order to conform to any changes in the law or regulations applicable thereto, or in respects which shall not change (i) the total number of Shares as to which options may be granted, (ii) the class of persons eligible to receive options under the Director Plan, (iii) the manner of determining option prices, (iv) the period during which the options may be granted or exercised, or (v) the provisions relating to the administration of the Director Plan by the Board.

9. WITHHOLDING. Upon the transfer of Shares as a result of the exercise of an option, the Company shall have the right to retain or sell without notice, sufficient Shares (valued as provided in paragraph 5(d)) to cover the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such exercise, remitting any balance to the optionee; provided,

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however, that the optionee shall have the right to provide the Company with the funds to enable it to pay such tax.

10. EFFECTIVENESS OF DIRECTOR PLAN. The Director Plan shall become effective on the date the Director Plan is approved by the vote of holders of a majority of Shares present or represented and entitled to vote at a meeting of the shareholders within twelve months after the date of adoption of the Director Plan by the Board of Directors. Notwithstanding the foregoing, any options granted pursuant to the Director Plan prior to the effective date, but subsequent to the date of adoption by the Board, shall be ratified and confirmed as of the date of adoption of the Director Plan by the shareholders as provided herein.